Exhibit 23

                         [Letterhead of]

          C R A V A T H ,   S W A I N E   &   M O O R E

                        [New York Office]





                                                   August 8, 1997



                          Textron Inc.

          U.S. $510,985,000 Medium-Term Notes, Series D



Dear Sirs:

      We have acted as special Federal tax counsel for Textron Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of a prospectus supplement (the "Prospectus Supplement") relating to the registration of U.S. $510,985,000 Medium-Term Notes, Series D (the "Notes").

      We hereby confirm our opinion that the discussion under the caption "United States Tax Considerations" in the Prospectus Supplement accurately describes the material Federal income tax consequences of the holding of the Notes by certain holders described in such discussion.

      We hereby consent to the use of this opinion as an exhibit to the Prospectus Supplement and to the use of our name under the caption "United States Tax Considerations" in the Prospectus
Supplement.

                                Very truly yours,



                                /s/Cravath, Swaine & Moore


Textron Inc.
40 Westminster Street
Providence, RI   02903